==========================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

                          DECISIONONE HOLDINGS CORP.
                               (Name of Issuer)

                                 Common Stock
                                $.01 PAR VALUE
                        (Title of Class of Securities)



                                  243458 10 0
                                (CUSIP Number)

                      Donaldson, Lufkin & Jenrette, Inc.
                      (Name of Persons Filing Statement)

                             George R. Bason, Jr.
                             Davis Polk & Wardwell
                             450 Lexington Avenue
                           New York, New York 10017
                            Tel. No.: 212 450 4340
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)

                                August 7 , 1997
                    (Date of Event which Requires Filing of
                                this Statement)



               If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following: [ ]


==========================================================================


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Merchant Banking Partners II, L.P.
       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                           (a)  [ ]
                                                                                                           (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                          [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                     8         SHARED VOTING POWER
             EACH REPORTING PERSON
                     WITH                                        7,995,513

                                                       9         SOLE DISPOSITIVE POWER

                                                                 4,703,762

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
</TABLE



                                                   SCHEDULE 13D
             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Merchant Banking Partners II-A, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

                                                       8         SHARED VOTING POWER
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                               7,995,513
             EACH REPORTING PERSON
                     WITH                              9         SOLE DISPOSITIVE POWER

                                                                 187,326

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0% - See Item 5

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Millennium Partners, L.P.
       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                     8         SHARED VOTING POWER
             EACH REPORTING PERSON
                     WITH                                        7,995,513

                                                       9         SOLE DISPOSITIVE POWER

                                                                 76,055

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0% - See Item 5

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Millennium Partners - A, L.P.
       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC


       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE


                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 14,834

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0% - See Item 5

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    EAB Partners, L.P.
       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION
                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

                                                       8         SHARED VOTING POWER
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                               7,995,513
             EACH REPORTING PERSON
                     WITH                              9         SOLE DISPOSITIVE POWER

                                                                 21,119

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-


       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0% - See Item 5
       14           TYPE OF REPORTING PERSON*

                    PN
                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Offshore Partners II, C.V.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    Netherlands Antilles

                                                       7         SOLE VOTING POWER

                                                                 -0-

                                                       8         SHARED VOTING POWER
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                               7,995,513
             EACH REPORTING PERSON
                     WITH                              9         SOLE DISPOSITIVE POWER

                                                                 231,307

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0% - See Item 5

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Merchant Banking II, LLC
       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    00

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 5,234,403

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    OO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Merchant Banking II, Inc.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    00

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

                                                       8         SHARED VOTING POWER
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                               7,995,513
             EACH REPORTING PERSON
                     WITH                              9         SOLE DISPOSITIVE POWER

                                                                 5,234,403

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Diversified Partners, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                     8         SHARED VOTING POWER
             EACH REPORTING PERSON
                      WITH                                        7,995,513

                                                       9         SOLE DISPOSITIVE POWER

                                                                 275,003

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Diversified Partners- A, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE
                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                      WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 102,127

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Diversified Associates, LP
       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    00

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

                                                       8         SHARED VOTING POWER
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                               7,995,513
             EACH REPORTING PERSON
                     WITH                              9         SOLE DISPOSITIVE POWER

                                                                 377,130

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Diversified Partners, Inc.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    00

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 377,130

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ First ESC L.L.C.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

                NUMBER OF SHARES                       8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 874,223

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-
       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    OO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ LBO Plans Management Corporation

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                           (a)  [ ]
                                                                                                           (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    00

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION
                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 874,223

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-


       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    CO
                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJMB Funding II, Inc.
       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    00

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 946,201

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0% - See Item 5

       14           TYPE OF REPORTING PERSON*

                    CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Capital Investors, Inc.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 7,431,957

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Sprout Growth II, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 457,319

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-
       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Sprout CEO Fund, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 7,617

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Capital Corporation

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 10,568

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    UK Investment Plan 1997 Partners

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 88,052

                                                      10         SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0%  - See Item 5

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    UK Investment Plan 1997, Inc.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    OO

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 88,052

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,995,513 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.0% - See Item 5

       14           TYPE OF REPORTING PERSON*

                    CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                        SCHEDULE 13D

              CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Donaldson Lufkin & Jenrette Securities Corporation

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                    (a)  [x]
                                                                                                                    (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 WC

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                      [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 DE

                                                          7          SOLE VOTING POWER

                                                                     20,900

                NUMBER OF SHARES                          8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                  -0-
                      WITH
                                                          9          SOLE DISPOSITIVE POWER

                                                                     20,900

                                                          10         SHARED DISPOSITIVE POWER

                                                                     -0-

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 20,900 - See Item 5 (not to be construed as an admission of beneficial ownership)

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                  [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 .2% - See Item 5

     14          TYPE OF REPORTING PERSON*

                 CO

                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Donaldson Lufkin & Jenrette, Inc.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 20,900

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 8,016,413

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-


       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    8,016,413 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.1% - See Item 5

       14           TYPE OF REPORTING PERSON*

                    HC, CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    The Equitable Companies Incorporated

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                           (a)  [ ]
                                                                                                           (b)  [ ]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 20,900

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               8,016,413
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 8,016,413

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    8,016,413 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    64.1% - See Item 5

       14           TYPE OF REPORTING PERSON*

                    CO, HC

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                         SCHEDULE 13D

             CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 AXA - UAP

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a)  [ ]
                                                                                                                       (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                         [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 France

                                                          7          SOLE VOTING POWER

                                                                     See Item 5

                NUMBER OF SHARES                          8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                  See Item 5
                      WITH
                                                          9          SOLE DISPOSITIVE POWER

                                                                     See Item 5

                                                         10          SHARED DISPOSITIVE POWER

                                                                     See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 8,016,413 - See Item 5 (not to be construed as an admission of beneficial ownership)

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                     [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 64.1% - See Item 5

     14          TYPE OF REPORTING PERSON*

                 HC

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                         SCHEDULE 13D

             CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Finaxa

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                     (a)  [ ]
                                                                                                                       (b)  [ ]
      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not Applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                         [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 France

                                                          7          SOLE VOTING POWER

                                                                     See Item 5

                NUMBER OF SHARES                          8          SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                                   See Item 5
                      WITH
                                                          9          SOLE DISPOSITIVE POWER

                                                                     See Item 5

                                                         10          SHARED DISPOSITIVE POWER

                                                                     See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 8,016,413 - See Item 5 (not to be construed as an admission of beneficial ownership)

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 64.1% - See Item 5

     14          TYPE OF REPORTING PERSON*

                 HC

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                       SCHEDULE 13D

             CUSIP No. 243458 10 0

     1          NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                AXA Assurances I.A.R.D. Mutuelle

     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]

     3          SEC USE ONLY

     4          SOURCE OF FUNDS*

                Not applicable

     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                ITEMS 2(d) or 2(e)                                                                                      [ ]

     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                France

                                                         7          SOLE VOTING POWER

                                                                    See Item 5

                NUMBER OF SHARES                         8          SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                                  See Item 5
                      WITH
                                                         9          SOLE DISPOSITIVE POWER

                                                                    See Item 5

                                                         10         SHARED DISPOSITIVE POWER

                                                                    See Item 5

     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                8,016,413 - See Item 5 - (not to be construed as an admission of beneficial ownership)

     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                  [ ]
                CERTAIN SHARES*

     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                64.1% - See Item 5

     14         TYPE OF REPORTING PERSON*

                IC

                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         SCHEDULE 13D

             CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 AXA Assurances Vie Mutuelle

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a)  [x]
                                                                                                                       (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not Applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                         [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 France

                                                          7          SOLE VOTING POWER

                                                                     See Item 5

                NUMBER OF SHARES                          8          SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                                   See Item 5
                      WITH
                                                          9          SOLE DISPOSITIVE POWER

                                                                     See Item 5

                                                         10          SHARED DISPOSITIVE POWER

                                                                     See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 8,016,413 - See Item 5 (not to be construed as an admission of beneficial ownership)

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                     [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 64.1% - See Item 5

     14          TYPE OF REPORTING PERSON*

                 IC
                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                          SCHEDULE 13D

              CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 AXA Courtage Assurance Mutuelle

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                        (a)  [x]
                                                                                                                        (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not Applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                          [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 France

                                                           7          SOLE VOTING POWER

                                                                      See Item 5

                NUMBER OF SHARES                           8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                   See Item 5
                      WITH
                                                           9          SOLE DISPOSITIVE POWER

                                                                      See Item 5

                                                          10          SHARED DISPOSITIVE POWER

                                                                      See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 8,016,413 - See Item 5  (not to be construed as an admission of beneficial ownership)

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                      [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 64.1% - See Item 5

     14          TYPE OF REPORTING PERSON*

                 IC

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                          SCHEDULE 13D

              CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Alpha Assurances Vie Mutuelle

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                        (a)  [x]
                                                                                                                        (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not Applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                          [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 France

                                                           7          SOLE VOTING POWER

                                                                      See Item 5

                NUMBER OF SHARES                           8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                   See Item 5
                      WITH
                                                           9          SOLE DISPOSITIVE POWER

                                                                      See Item 5

                                                          10          SHARED DISPOSITIVE POWER

                                                                      See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 8,016,413 - See Item 5  (not to be construed as an admission of beneficial ownership)

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                      [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 64.1% - See Item 5

     14          TYPE OF REPORTING PERSON*

                 IC

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                          SCHEDULE 13D

              CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Claude Bebear, as AXA Voting Trustee

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not Applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                          [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 Citizen of France

                                                           7          SOLE VOTING POWER

                                                                      See Item 5

                NUMBER OF SHARES                           8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                   See Item 5
                      WITH
                                                           9          SOLE DISPOSITIVE POWER

                                                                      See Item 5

                                                          10          SHARED DISPOSITIVE POWER

                                                                      See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  8,016,413 - See Item 5 (not to be construed as an admission of beneficial ownership)

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                      [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 64.1% - See Item 5

     14          TYPE OF REPORTING PERSON*

                 IN
                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                       SCHEDULE 13D

             CUSIP No. 243458 10 0

     1          NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Patrice Garnier, as AXA Voting Trustee

     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [ ]
                                                                                                                   (b)  [ ]

     3          SEC USE ONLY

     4          SOURCE OF FUNDS*

                Not Applicable

     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                ITEMS 2(d) or 2(e)                                                                                      [ ]

     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                Citizen of France

                                                         7          SOLE VOTING POWER

                                                                    See Item 5

                NUMBER OF SHARES                         8          SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                                  See Item 5
                      WITH
                                                         9          SOLE DISPOSITIVE POWER

                                                                    See Item 5

                                                         10         SHARED DISPOSITIVE POWER

                                                                    See Item 5

     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 8,016,413 - See Item 5  (not to be construed as an admission of beneficial ownership)

     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                  [ ]
                CERTAIN SHARES*

     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                64.1% - See Item 5

     14         TYPE OF REPORTING PERSON*

                IN

                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                          SCHEDULE 13D

              CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Henri de Clermont - Tonnerre, as AXA Voting Trustee

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not Applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                          [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 Citizen of France

                                                           7          SOLE VOTING POWER

                                                                      See Item 5

                NUMBER OF SHARES                           8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                   See Item 5
                      WITH
                                                           9          SOLE DISPOSITIVE POWER

                                                                      See Item 5

                                                          10          SHARED DISPOSITIVE POWER

                                                                      See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 8,016,413 - See Item 5  (not to be construed as an admission of beneficial ownership)

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                      [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 64.1% - See Item 5

     14          TYPE OF REPORTING PERSON*

                 IN

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!
<//TABLE>


               This Schedule 13D is amended and restated in its entirety to read as follows:

               Item 1.  Security and Issuer.

               The class of equity securities to which this statement relates is the common stock, $0.01 par value per share (the "Shares"), of DecisionOne
Holdings Corp., a Delaware corporation ("DecisionOne"). The principal executive offices of DecisionOne are located at 50 East Swedesford Road, Frazer, Pennsylvania, 19355.

               Item 2.  Identity and Background.

               This Schedule 13D is being filed jointly on behalf of the
following persons (collectively, the "Reporting Persons"): (1) DLJ Merchant
Banking Partners II, L.P., a Delaware limited partnership ("Partners II"); (2) DLJ
Merchant Banking Partners II-A, L.P. a Delaware limited partnership ("Partners
II-A"); (3) DLJ Millennium Partners, L.P., a Delaware limited partnership
("Millennium"); (4) DLJ Millennium Partners-A, L.P., a Delaware limited partnership ("Millennium-A"); (5) EAB Partners, L.P., a Delaware limited partnership ("EAB"); (6) DLJ Offshore Partners II, C.V., a Netherlands
Antilles limited partnership ("Offshore II"); (7) DLJ Merchant Banking II,
LLC, a Delaware limited liability company ("MBII LLC"); (8) DLJ Merchant
Banking II, Inc., a Delaware corporation ("MBII INC"); (9) DLJ Diversified
Partners, L.P., a Delaware limited partnership ("Diversified"); (10) DLJ
Diversified Partners-A, L.P., a Delaware limited partnership
("Diversified-A"); (11) DLJ Diversified Associates, L.P., a Delaware limited partnership ("DA LP"); (12) DLJ Diversified Partners, Inc., a Delaware
corporation ("DP INC"); (13) DLJ First ESC, L.L.C., a Delaware limited liability company ("ESC"); (14) DLJ LBO Plans Management Corporation, a
Delaware corporation ("LBO"); (15) DLJ MB Funding II, Inc., a Delaware
corporation ("Funding II"); (16) DLJ Capital Investors, Inc., a Delaware
corporation ("DLJCI"); (17) UK Investment Plan 1997 Partners, a Delaware
general partnership ("UKIP 1997") (18) UK Investment Plan 1997, Inc. ("UKIP
1997 INC" and together with the previously listed entities, the "DLJ
Entities"); (19) Sprout Growth II, L.P., a Delaware limited partnership
("Growth II"); (20) Sprout CEO Fund, L.P., a Delaware limited partnership
("CEO"); (21) DLJ Capital Corporation, a Delaware corporation ("DLJCC" and together with Growth II and CEO, the "Sprout Funds"); (22) Donaldson, Lufkin
& Jenrette Securities Corporation, a Delaware corporation ("DLJSC"); (23)
Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (24) The
Equitable Companies Incorporated, a Delaware corporation ("EQ"); (25) AXA-UAP, a societe anonyme organized under the laws of France ("AXA"); (26) Finaxa, a societe anonyme organized under the laws of France; (27) AXA Assurances I.A.R.D.
Mutuelle, a mutual insurance company organized under the laws of France; (28)
AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (29) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (30) Alpha Assurances Vie
Mutuelle, a mutual insurance company organized under the laws of France, and
(31) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees
(the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust")
established pursuant to a Voting Trust Agreement by and among AXA and the AXA
Voting Trustees dated as of May 12, 1992, and as amended January 22, 1997.

               Partners II, Partners II-A, Offshore II, Diversified,
Diversified-A, ESC, Funding II, UKIP 1997, Millennium, Millennium-A and EAB are collectively referred to as the "DLJ Funds" and DLJCC, Growth II and CEO are collectively referred to as the "Sprout Funds".

               Partners II and Partners II-A are each Delaware limited partnerships which make investments for long term appreciation. MBII LLC is the Associate General Partner of Partners II and Partners II-A. MBII INC is the Managing General Partner of Partners II and Partners II-A. MBII LLC and
MBII INC make all of the investment decisions on behalf of Partners II and Partners II-A.

               Millennium, Millennium-A, and EAB are each Delaware limited partnerships and Offshore II is a Netherlands Antilles limited partnership.
Each partnership makes investments for long term appreciation. MBII LLC is the Associate General Partner of Millennium, Millennium-A, EAB and Offshore
II.  MBII INC is the General Partner of Millennium, Millennium-A, EAB, and
Offshore II. MBII LLC and MBII INC make all of the investment decisions on behalf of Millennium, Millennium-A, EAB, and Offshore.

               MBII LLC is a Delaware limited liability company and is a registered investment adviser. As the Advisory General Partner of Partners
II, Partners II-A, Millennium, Millennium II-A, EAB and Offshore II, MBII LLC, in conjunction with MBII INC, participates in investment decisions made on behalf of these entities. MBII INC is the managing member of MBII LLC.

               MBII INC is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of Partners II and
Partners II-A, and as the General Partner of Millennium, Millennium-A, EAB and
Offshore II, MBII INC-A is responsible for the day to day management of these entities and, in conjunction with MBII LLC, participates in investment decisions made on behalf of these entities. MBII INC is a wholly owned subsidiary of DLJCI.

               Diversified and Diversified-A are each Delaware limited partnerships which make investments for long term appreciation. A portion of Diversified and Diversified-A's capital commitments are dedicated to making side-by-side investments with Partners II and Partners II-A, respectively. DA
LP is the Associate General Partner of Diversified and Diversified-A and DP
INC is the Managing General Partner of Diversified and Diversified-A. DP INC is responsible for the day to day management of Diversified and Diversified-A.

               DA LP is a Delaware limited partnership and a registered investment adviser. As the Associate General Partner of Diversified and Diversified-A, DA LP, in conjunction with DP INC and subject to the terms of the Diversified Agreement, participates in the management of investments of Diversified and Diversified-A. DP INC is the general partner of DA LP.

               DP INC is a Delaware corporation and a registered investment adviser. As the Managing General Partner of Diversified and Diversified-A, DP
INC is responsible for the day to day management of Diversified and Diversified-A. In conjunction with DA LP, DP INC participates in the investment decisions made on behalf of Diversified and Diversified-A. DP INC is a wholly owned subsidiary of DLJCI.

               ESC is a Delaware limited liability company and "employee securities company" as defined in the Investment Company Act of 1940, as amended ("ESC"). LBO, as the manager of ESC, makes all of the investment decisions on behalf of ESC.

               LBO is a Delaware corporation and a registered investment adviser. LBO is a wholly owned subsidiary of DLJCI.

               Funding II is a Delaware corporation which makes investments for long term appreciation generally side-by-side with Partners II.
Funding II is a wholly owned subsidiary of DLJCI.

               DLJCI is a Delaware holding company. DLJCI is a wholly owned subsidiary of DLJ.

               UKIP 1997 is a Delaware general partnership which makes investments for long term appreciation generally side-by-side with Partners
II.  UKIP 1997 INC and DLJ are each general partners of UKIP 1997.

               UKIP 1997 INC is a Delaware corporation. UKIP 1997 INC is a wholly owned subsidiary of DLJ.

               Growth II is a Delaware limited partnership which makes investments for long term appreciation. DLJCC is the managing general partner of Growth II. DLJCC makes all of the investment decisions on behalf of Growth
II.

               CEO is a Delaware limited partnership which makes investments for long term appreciation. DLJCC is the managing general partner of CEO.
DLJCC makes all of the investment decisions on behalf of CEO.

               DLJCC is a Delaware corporation formed to make investments in industrial and other companies to participate in the management of venture capital pools. DLJCC is a wholly owned subsidiary of DLJ.


               DLJSC is a Delaware corporation and a registered broker/dealer. DLJSC is a wholly owned subsidiary of DLJ.

               DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI, UKIP 1997 INC, DLJCC and DLJSC.
DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

               EQ is a Delaware corporation and is a holding company. As of August 19, 1997, EQ owns, directly or indirectly, 76.4% of DLJ.

               AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of June 30, 1997, approximately 60.5% of the outstanding common stock, as well as certain shares of convertible preferred stock, of EQ, was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over EQ and certain of its insurance subsidiaries, the voting shares of EQ capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting
Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to EQ. As of August 19, 1997, AXA directly owned 0.2% of DLJ.

               Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of March 5, 1997, Finaxa controlled directly and indirectly approximately 22.4% of the issued ordinary shares (representing approximately 32.8% of the voting power) of AXA.

               Each of AXA Assurances I.A.R.D.  Mutuelle, AXA Assurances
Vie Mutuelle, AXA Courtage Assurance Mutuelle, and Alpha Assurances Vie
Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 5, 1997, the Mutuelles AXA, as a group, owned approximately 61.4% of the issued shares (representing approximately 72.0% of the voting power) of Finaxa. Including the ordinary shares owned by Finaxa, on March 5, 1997, the Mutuelles AXA directly or indirectly controlled 25.9% of the issued ordinary shares (representing
37.8% of the voting power) of AXA.  Acting as a group, the Mutuelles
AXA control AXA and Finaxa.

               Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of EQ capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule K attached hereto.

               The address of the principal business and office of each of the DLJ Entities, the Sprout Funds, DLJSC and DLJ is 277 Park Avenue, New York,
New York 10172. The address of the principal business and principal office of EQ is 1290 Avenue of the Americas, New York, New York 10104.

               The address of the principal business and principal office of each of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris,
France; of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of
AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis-le-Grand, 75002 Paris, France; and of Alpha Assurances Vie
Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042
Paris La Defense, France.

               The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, the Supervisory Board or the Conseil d'Administration (French analogue of a Board of Directors) of MBII INC, DP INC, LBO, FUNDING II, DLJCI, UKIP 1997
INC, DLJCC, DLJSC, DLJ INC, EQ, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules A through P, respectively, attached hereto.

               During the past five (5) years, neither any of the Reporting
Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through P attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United
States federal or state securities laws or finding any violation with respect to such laws.

               Item 3.   Source and Amount of Funds or Other Consideration.

               The general and limited partners of the DLJ Funds and the Sprout Funds contributed $172,960,020 and $10,936,592, respectively, for 7,520,009 and 475,504 Shares, respectively.

               Item 4. Purpose of Transaction.

               On May 4, 1997, DecisionOne and Quaker Holding Co., a Delaware
corporation that, as of May 4, 1997, was wholly-owned by certain of the DLJ
Funds ("Quaker"), entered into an Agreement and Plan of Merger (as amended on
July 15, 1997, the "Merger Agreement," attached to the Schedule 13D filed on
May 20, 1997, and made a part hereof as Exhibit 3).  The Merger Agreement provides, among other things, for the merger of Quaker with and into
DecisionOne (the "Merger"), with DecisionOne as the surviving corporation (the
"Surviving Corporation"). The Merger Agreement provides that approximately
94.7% of the issued and outstanding Shares of DecisionOne will be converted into cash and that approximately 5.3% of such Shares will be retained by
existing stockholders.   The transactions contemplated by the Merger Agreement
were approved by the stockholders of DecisionOne and were consummated, in each case, on August 7, 1997 (the "Effective Time").

               Item 5.  Interest in Securities of the Issuer.

               DLJSC has been a market-maker in the Units of DecisionOne since July 30, 1997. Each Unit consists of a $1,000 principal amount at maturity 11 1/2% Senior Discount Debenture due 2008 and one warrant to purchase
1.9 Shares. In the ordinary course of its market-making activities, DLJSC has acquired and disposed of Units at prices ranging from $572.80 to $625.00 per Unit during the period of July 30, 1997 to August 19, 1997.

               Pursuant to the terms of the Merger Agreement, on August 7, 1997 (the "Closing Date"), DecisionOne filed a Certificate of Merger with the
Secretary of the State of Delaware, and the Merger was effective as of the filing of such certificate. In connection therewith, immediately prior to the Effective Time, Quaker entered into a Subscription Agreement (the
"Subscription Agreement")  (attached hereto and made a part hereof as
Exhibit 5) with Apollo Investment Fund III, L.P., Apollo Overseas Partners
III, L.P., Apollo (U.K.)  Partners III, L.P.  (collectively, "Apollo"),
Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Trust
Associates (collectively, "Bain"), Thomas H.  Lee Equity Fund III, L.P.,
Thomas H.  Lee Foreign Fund III, L.P., THL Co. - Investors III - A LLC, THL
Co. - Investors III - B LLC (collectively, "THL"), DLJCC, Growth II and CEO and Ontario Teachers' Pension Plan Fund ("Teachers", and collectively with the DLJ Funds, Apollo, Bain, THL and the Sprout Funds, the "Institutional
Investors"), dated August 7, 1997, pursuant to which the DLJ Funds and the Institutional Investors purchased shares of common stock of Quaker on the terms set forth therein. At the Effective Time, each outstanding share of Quaker common stock was converted into one Share. Immediately following the Effective Time, the DLJMB Funds' and Institutional Investors' approximate percentage ownership of the outstanding common stock of the Surviving Corporation is as follows:

               (1) DLJ Funds, 60.6%; (2) Apollo, 6.5%; (3) Bain 6.5%; (4)
THL 6.5%; (5) Sprout Funds, 3.8%; and (6) Teachers, 4.0%.

               In addition, DecisionOne, the DLJ Funds, the Institutional
Investors and certain members of DecisionOne management (the "Management
Shareholders"), have entered into an Investors' Agreement dated as of August
7, 1997 (the "Investors' Agreement") (attached hereto and made part hereof as Exhibit 6).

               Pursuant to the Investors' Agreement, the Board of Directors will comprise 7 members, 4 of which will be nominated by Partners II, 2 of which will be independent directors satisfactory to the DLJ Funds and 1 of which will be nominated by the Management Shareholders. Each of the parties to the Investors' Agreement has agreed to vote its shares of DecisionOne in favor of the persons so nominated, provided that none of the parties will be required to vote for another party's nominees if the number of Shares held by the person or group making the nomination is less than 10% of such person's or group's Initial Ownership (defined as the number of Shares held by such person or group as of the date of the Investors' Agreement).

               As long as ownership by the DLJ Funds and their permitted transferees of Shares exceeds 50% of their Initial Ownership of Common Stock, each of the Institutional Shareholders and their Permitted Transferees may transfer shares to other Permitted Transferees (as defined in the Investors'
Agreement) and, otherwise, only as follows:  (i) pursuant to the Tag-along
Rights described below; (ii) pursuant to the Drag-along Rights described below; and (iii) pursuant to the exercise of registration rights described below. As to any Institutional Shareholder, shares will be freely transferable at the earlier of (i) the date on which such Shareholder's ownership of shares of DecisionOne falls below 25% of its Initial Ownership and (ii) 7 years after the Closing Date, provided that no transfer that is otherwise permitted under the Investors' Agreement may be made to any Adverse
Person (defined as any person determined by the Board of Directors to be a competitor or potential competitor of DecisionOne), and provided further that Tag-along Rights, Drag-along Rights and registration rights will continue in effect.

               The Management Shareholders may sell or otherwise transfer their shares of DecisionOne only as follows: (i) to a Permitted Transferee;
(ii) pursuant to the Tag-along Rights described below; (iii) pursuant to the Drag-along Rights described below; (iv) in a public offering; provided that
(a) no Management Shareholder may sell any shares of DecisionOne in the first public offering of shares of DecisionOne after the date of the Investors'
Agreement (the "FPO"), (b) in each public offering following the FPO, each Management Shareholder may sell no more than his or her Pro Rata Portion
(defined as the number of shares of DecisionOne the Shareholder in question holds (either non-Purchased Shares or Purchased Shares, as the case may be) multiplied by a fraction the numerator of which is the number of Shares to be sold by the DLJ Funds and the Institutional Shareholders and their Permitted
Transferees in the public offering in question and the denominator of which is the total number of Shares held in aggregate by the DLJ Funds and the Institutional Shareholders and their Permitted Transferees prior to such public offering) of non-Purchased Shares and (d) notwithstanding any of the above, each Management Shareholder may sell a number of the Shares purchased by such Management Shareholder on the Closing Date ("Purchased Shares") equal to his or her Pro Rata Portion in each public offering, including the FPO (the limitations in (a), (b), (c) and (d) are referred to collectively as the "Public Offering Limitations"); (v) 180 days after any public offering, pursuant to the exemption from registration provided under Rule 144 under the Securities Act of 1933 (the "Securities Act"), provided that until the fourth anniversary of the Investors' Agreement (the "Restriction Termination Date") such sales cannot reduce the Management Shareholder's ownership to (or occur at a time when such Shareholder's ownership is otherwise) below the greater of
(x) 50% of his or her Initial Ownership and (y) that percentage of his or her Initial Ownership as equals the percentage of the Initial Ownership of the DLJ Funds and the Institutional Shareholders remaining after previous dispositions by the DLJ Funds and the Institutional Shareholders; and (vi) after the Restriction Termination Date, pursuant to a sale to a third party for cash, provided that (x) the amount sold in any 12-month period may not exceed
20% of the Management Shareholder's holdings at the beginning of the 12-month period and (y) in no event will a Management Shareholder sell securities to an Adverse Person (as defined in the Investors' Agreement).

               The above transfer restrictions applicable to the Management
Shareholders will terminate upon the earliest to occur of (i) one or more public offering of Shares having a value of at least $100,000,000, (ii) the fourth anniversary of the Investors Agreement and (iii) a change of control of DecisionOne. Notwithstanding the foregoing sentence, the transfer restrictions will not terminate with respect to a Management Shareholder's Shares if there are any outstanding loans from DecisionOne to the Management Shareholder that are secured by such Shares unless the proceeds from the sale of such Shares are applied to repay the loan in full.

               The Investors' Agreement provides that if the DLJ Funds propose to sell Shares, the Management Shareholders and the other
Institutional Shareholders will have the right to participate in the sale
("Tag-along Rights"), provided that no such rights shall apply (i) to sales of up to 2 1/2%, in the aggregate, of the outstanding Shares, (ii) to sales to Permitted Transferees of the DLJ Funds, or (iii) to public offerings. If
Tag-along Rights apply, the DLJ Funds will inform the Management
Shareholders and the Institutional Shareholders (collectively, the "Tag
Shareholders") of the terms and conditions of the proposed sale and offer each Tag Shareholder the opportunity to participate. If the number of Shares that the DLJ Funds and the Tag Shareholders propose to sell exceeds the number that can be sold on the terms and conditions proposed by the buyer, the DLJ
Funds and each Tag Shareholder who has exercised Tag-along Rights will be entitled to sell up to his or her Tag Along Portion. Tag Along Portion shall mean the number of Shares owned by such Tag Shareholder (on a fully diluted basis) (and in the case of the DLJ Funds, owned by the DLJ Funds on a fully diluted basis) multiplied by a fraction, the numerator of which shall be the number of Shares proposed to be sold by the DLJ Funds and the denominator of which shall be the total number of Shares (on a fully diluted basis) held by parties to the Investors' Agreement. To the extent any Tag
Shareholder sells less than such Tag Shareholder's Tag Along Portion, the
DLJ Funds shall be entitled to sell their own Shares in lieu of such Tag
Shareholder.  The DLJ Funds and the Tag Shareholders who have exercised
Tag-along Rights may sell their Shares on substantially the same terms and conditions set forth in the notice (subject to an increase in the amount of consideration of up to 10%) within 120 days of the date all Tag-along Rights are waived, exercised or expire.

               The Investors' Agreement contemplates that if (i) the DLJ
Funds propose to sell Shares constituting not less than 50% of their Initial
Ownership in a bona fide third party sale, or (ii) the DLJ Funds propose a sale in which the Shares to be sold by the DLJ Funds and the Institutional
Shareholders and their permitted transferees, together with the Subject
Securities (as defined below), constitute more than 50% of the outstanding
Shares held by all such Shareholders, the DLJ Funds will be entitled to compel the Institutional Shareholders and the Management Shareholders to participate in the sale ("Drag-along Rights") with respect to the Shares owned by each Institutional Shareholder and Management Shareholder which constitute the Drag-along Portion of the number of Shares that such person owns.
Drag-along Portion shall mean as to any Institutional or Management
Shareholder the number of Shares such person owns (on a fully diluted basis) multiplied by a fraction the numerator of which is the number of Shares to be sold by the seller and proposed sellers and the denominator of which is the total number of Shares owned by the seller and proposed sellers. Shareholders have the right, under certain circumstances, to refuse to participate in such a sale; should any Shareholder refuse, the DLJ Funds may cause such Shareholder to sell its Drag-Along Portion to the DLJ Funds.

               The parties to the Investors' Agreement also have the right,
(A) in the event DecisionOne proposes to issue any equity securities and the DLJ Funds propose to purchase any securities to be issued, to purchase their pro rata portion of such equity securities on a preemptive basis and (B) to purchase their pro rata portion of any additional Shares the DLJ Funds may purchase.

               The DLJ Funds have the right to request DecisionOne to register for sale their Shares, on six occasions, if the aggregate proceeds expected to be received from such sale exceeds $50,000,000 (in the case of the first public offering following August 7, 1997) or $10,000,000 in all other cases. Once DecisionOne has effected two such registrations for the DLJMB
Funds, the other parties to the Investors' Agreement may request one registration of their Shares. Each party to the Investors' Agreement has the right, subject to certain limitations, to request DecisionOne to include its Shares in any registration under taken by DecisionOne. All requests for registration are subject to certain other customary terms and conditions.

               While each of the DLJ Entities may be deemed to beneficially own the Shares held by the DLJ Funds, the Institutional Shareholders and the Management Shareholders (collectively, the "Investors' Shares"), each of the
DLJ Entities disclaims beneficial ownership of those Investors' Shares held by the Institutional Shareholders and Management Shareholders.

               Each of the reporting persons has the sole power to dispose of the number of Shares beneficially owned directly by each of them as indicated in the tables above.

               As the sole stockholder of DLJCI and UKIP 1997 INC and DLJCC, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that may be deemed to be owned beneficially by each of them. As the sole stockholder of DLJSC, DLJ may be deemed, for purposes of 13d-3 under the Act, to beneficially own indirectly the Shares beneficially owned directly by DLJSC which it acquires in the ordinary course through its activities as a market maker in the Units.
Because of EQ's ownership of DLJ, EQ may be deemed, for purposes of Rule
13d-3 under the Act, to beneficially own indirectly the Shares that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and EQ disclaims beneficial ownership of the such Shares.

               Because of AXA's ownership interest in EQ, and the AXA
Voting Trustees' power to vote the EQ shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that EQ may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees expressly disclaim beneficial ownership of any of the Shares.

               Subject to market conditions and other factors, the DLJ Funds or other affiliates of DLJ may acquire or dispose of shares of DecisionOne from time to time in future open-market, privately negotiated or other transactions, may enter into agreements with third parties relating to acquisitions of securities issued or to be issued by the Surviving
Corporation, may enter into agreements with the management of DecisionOne relating to acquisitions of shares of the Surviving Corporation by members of management, issuances of options to management or their employment by the surviving corporation, or may effect other similar agreements or transactions.

               Item 6. Contracts, Arrangements, Understandings or
                       Relationships with Respect to Securities of the Issuer.

               See response to Item 4.

               A copy of the Merger Agreement was attached as Exhibit 3 to the
Schedule 13D filed by the Reporting Persons with the Securities and Exchange
Commission on May 20, 1997 and is incorporated herein by reference.

               A copy of each of the Subscription Agreement and the Investors'
Agreement are attached hereto as Exhibits 5 and 6 and are incorporated herein by reference. The summaries of the terms of the Merger Agreement, the Subscription Agreement and the Investors' Agreement set forth herein are qualified in their entirety by reference to Exhibits 3, 5 and 6, respectively.

               DLJSC has been a market-maker in the Units of DecisionOne since
July 30, 1997.  Each Unit consists of a $1,000 principal amount at maturity
11 1/2% Senior Discount Debenture due 2008 and one warrant to purchase 1.9 shares of common stock, par value $.01 per share of DecisionOne. In the ordinary course of its market-making activities, DLJSC has acquired and disposed of Units at prices ranging from $572.80 to $625.00 per Unit during the period of July 30, 1997 to August 19, 1997.

               Except for the agreements described in the response to Item 4, to the best knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of DecisionOne, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

               Item 7. Material to be Filed as Exhibits.

               Exhibit 1: Joint filing agreement among the Reporting Persons

               Exhibit 2: Powers of Attorney (previously filed with the
                          Schedule 13D on May 20, 1997)

               Exhibit 3: Agreement and Plan of Merger dated as of May 4,
                          1997 between DecisionOne Holdings Corp. and
                          Quaker Holding Co.  (previously filed with the
                          Schedule 13D on May 20, 1997)

               Exhibit 4: Voting Agreement and Irrevocable Proxy dated May
                          4, 1997 between DecisionOne Holdings Corp.,
                          Quaker Holding Co., J.H.  Whitney & Co., Welsh,
                          Carson, Anderson & Stowe IV, L.P., Welsh, Carson,
                          Anderson & Stowe VI, L.P. and WCAS Capital
                          Partners, L.P. (previously filed with the Schedule 13D on May 20, 1997)

               Exhibit 5: Subscription Agreement dated as of August 7,
                          1997 among Quaker Holding Co. and the buyers named therein.

               Exhibit 6: Investors' Agreement dated as of August 7, 1997 among DecisionOne Holdings Corp., the DLJ Funds and certain other persons named therein.



                                          SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 26, 1997

                                    DLJ Merchant Banking Partners II, L.P.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner


                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title:   Secretary and Treasurer


After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 26, 1997

                                    DLJ Merchant Banking Partners II-A, L.P.


                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer


   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 26, 1997

                                    DLJ Millennium Partners, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                        as General Partner


                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer

   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 26, 1997

                                    DLJ Millennium Partners -A, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                        as General Partner


                                    By: /s/ Marjorie S. White
                                        ------------------------------------

                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer


After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 26, 1997

                                    EAB Partners, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                        as General Partner

                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.



Date: August 26, 1997

                                    DLJ Offshore Partners II, C.V.

                                    By DLJ Merchant Banking II, Inc.,
                                       as General Partner



                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.




Date: August 26, 1997

                                    DLJ Merchant Banking II, LLC

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing Member




                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.




Date: August 26, 1997

                                    DLJ Merchant Banking II, Inc.



                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.




Date: August 26, 1997

                                    DLJ Diversified Partners, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner


                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer


   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: August 26, 1997

                                    DLJ Diversified Partners-A, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer





               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.




Date: August 26, 1997

                                    DLJ Diversified Associates, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as General Partner



                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.



Date: August 26, 1997

                                    DLJ Diversified Partners, Inc.




                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.



Date: August 26, 1997

                                    DLJ First ESC L.L.C.

                                    By DLJ LBO Plans Management Corporation,
                                       as Manager


                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.




Date: August 26, 1997

                                    DLJ LBO Plans Management Corporation



                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.



Date: August 26, 1997

                                    DLJMB Funding II, Inc.



                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.




Date: August 26, 1997

                                    DLJ Capital Investors, Inc.



                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.




Date: August 26, 1997

                                    Sprout Growth II, L.P.

                                    By DLJ Capital Corporation,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President,
                                               Secretary and Treasurer


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.




Date: August 26, 1997

                                    Sprout CEO Fund, L.P.

                                    By DLJ Capital Corporation,
                                       as Managing General Partner




                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President,
                                               Secretary and Treasurer

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 26, 1997

                                    DLJ Capital Corporation


                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 26, 1997

                                    UK Investment Plan 1997 Partners

                                    By UK Investment Plan 1997, Inc.


                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 26, 1997

                                    UK Investment Plan 1997, Inc.





                                    By: /s/ Thomas E. Siegler
                                        ------------------------------------
                                        Name: Thomas E. Siegler
                                        Title: Secretary and Treasurer


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.




Date: August 26, 1997

                                    Donaldson, Lufkin & Jenrette Securities
                                    Corporation



                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title:   Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.




Date: August 26, 1997

                                    Donaldson, Lufkin & Jenrette, Inc.



                                    By: /s/ Marjorie S. White
                                        ------------------------------------
                                        Name: Marjorie S. White
                                        Title:  Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.



Date: August 26, 1997

                                    The Equitable Companies Incorporated



                                    By: /s/ Alvin H. Fenichel
                                        ------------------------------------
                                        Name: Alvin H. Fenichel
                                        Title: Senior Vice President and
                                               Controller


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.




Date: August 26, 1997

                                    AXA-UAP
                                    Finaxa
                                    AXA Assurances I.A.R.D. Mutuelle
                                    AXA Assurances Vie Mutuelle
                                    AXA Courtage Assurance Mutuelle
                                    Alpha Assurances Vie Mutuelle
                                    Claude Bebear, as AXA Voting Trustee
                                    Patrice Garnier, as AXA Voting Trustee
                                    Henri de Clermont-Tonnerre, as AXA Voting
                                    Trustee


                                    Signed on behalf of each of the above



                                    By: /s/ Alvin H. Fenichel
                                        ------------------------------------
                                        Name: Alvin H. Fenichel
                                        Title: Attorney-in-fact



                                                                    Schedule A
                       Executive Officers and Directors
                                      of
                         DLJ Merchant Banking II, Inc.

            The names of the Directors and the names and titles of the Executive Officers of DLJ Merchant Banking II, Inc. ("MBII INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of MBII INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to MBII INC and each individual is a United States citizen.


       Name, Business Address       Present Principal Occupation
       -------------------------    -----------------------------------------

  *    Hamilton E. James            Chairman; Managing Director, Donaldson,
                                    Lufkin & Jenrette, Inc.

  *    Nicole S. Arnaboldi          Managing Director

  *    Thompson Dean                Managing Director

       Carlos Garcia                Managing Director

  *    Peter T. Grauer              Managing Director

  *    David L. Jaffe               Managing Director

  *    Lawrence M.v.D. Schloss      Managing Director and Chief Operating
                                    Officer

  *    Karl R. Wyss                 Managing Director

  ---------------
  *    Director



                                                               Schedule B

                       Executive Officers and Directors
                                      of
                        DLJ Diversified Partners, Inc.

            The names of the Directors and the names and titles of the Executive Officers of DLJ Diversified Partners, Inc. ("DP INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DP INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DP INC and each individual is a United States citizen.


      Name, Business Address      Present Principal Occupation
      ------------------------    -------------------------------------------

 *    Hamilton E. James           Chairman; Managing Director, Donaldson,
                                  Lufkin & Jenrette, Inc.

 *    Lawrence M.v.D. Schloss     Managing Director and Chief Operating
                                  Officer; Managing Director and Chief
                                  Operating Officer, DLJ Merchant Banking II,
                                  Inc.

 *    Marjorie S. White           Secretary and Treasurer; Vice President,
                                  Donaldson, Lufkin & Jenrette, Inc.

----------------------------------
 *    Director



                                                                Schedule C

                       Executive Officers and Directors
                                      of
                     DLJ LBO Plans Management Corporation

            The names of the Directors and the names and titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.


     Name, Business Address    Present Principal Occupation
     ----------------------    ---------------------------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Vincent DeGiaimo          Vice President; Senior Vice President and
                               Managing Director, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Vice President and Secretary; Vice President,
                               Donaldson, Lufkin & Jenrette, Inc.

----------------------------------
*    Director



                                                                Schedule D

                       Executive Officers and Directors
                                      of
                           DLJ MB Funding, II, Inc.

            The names of the Directors and the names and titles of the Executive Officers of DLJ MB Funding, II, Inc. ("Funding II") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Funding II at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Funding II and each individual is a United States citizen.


     Name, Business Address    Present Principal Occupation
     ----------------------    ---------------------------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Charles J. Hendrickson    Treasurer; Senior Vice President and
                               Treasurer, Donaldson, Lufkin & Jenrette, Inc.

     Marjorie S. White         Secretary; Vice President, Donaldson, Lufkin
                               & Jenrette, Inc.

----------------------------------
*    Director



                                                              Schedule E

                       Executive Officers and Directors
                                      of
                          DLJ Capital Investors, Inc.

            The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States citizen.


      Name, Business Address     Present Principal Occupation
      -----------------------    ---------------------------------------------

 *    John S. Chalsty            Chairman; Chairman and Chief Executive
                                 Officer, Donaldson, Lufkin & Jenrette, Inc.

 *    Hamilton E. James          Chief Executive Officer; Managing Director,
                                 Donaldson, Lufkin & Jenrette, Inc.

 *    Joe L. Roby                Chief Operating Officer; President and Chief
                                 Operating Officer, Donaldson, Lufkin &
                                 Jenrette, Inc.

 *    Anthony F. Daddino         Executive Vice President and Chief Financial
                                 Officer; Executive Vice President and Chief
                                 Financial Officer, Donaldson, Lufkin &
                                 Jenrette, Inc.

 *    Marjorie S. White          Secretary and Treasurer; Vice President,
                                 Donaldson, Lufkin & Jenrette, Inc.

----------------------------------
 *    Director



                                                                Schedule F

                       Executive Officers and Directors
                                      of
                         UK Investment Plan 1997, Inc.

            The names of the Directors and the names and titles of the Executive Officers of UK Investment Plan 1997, Inc. ("UKIP 1997 INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of UKIP 1997 INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to UKIP 1997 INC and each individual is a United States citizen.


     Name, Business Address    Present Principal Occupation
     ----------------------    ---------------------------------------------

     Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Vice President, Secretary and Treasurer; Vice
                               President, Donaldson, Lufkin & Jenrette, Inc.

*    Stuart S. Flamberg        Director of Taxes; Senior Vice President and
                               Director of Taxes, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Mark A. Competiello       Tax Manager; Senior Vice President and Tax
                               Manager, Donaldson, Lufkin & Jenrette, Inc.

----------------------------------
*    Director



                                                                Schedule G

                       Executive Officers and Directors
                                      of
                            DLJ Capital Corporation

            The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Corporation ("DLJCC") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of DLJCC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCC and each individual is a United States citizen.


      Name, Business Address     Present Principal Occupation
      -----------------------    ---------------------------------------------

 *    Richard E. Kroon           President and Chief Executive Officer

 *    Anthony F. Daddino         Vice President; Executive Vice President and
                                 Chief Financial Officer, Donaldson, Lufkin &
                                 Jenrette, Inc.

 *    Marjorie S. White          Secretary and Treasurer; Vice President,
                                 Donaldson, Lufkin & Jenrette, Inc.

----------------------------------
 *    Director



                                                                Schedule H

                       Executive Officers and Directors
                                      of
              Donaldson, Lufkin & Jenrette Securities Corporation

            The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJSC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJSC and each individual is a United States citizen.


      Name, Business Address     Present Principal Occupation
      -----------------------    ----------------------------------------------

 *    John S. Chalsty            Chairman and Chief Executive Officer;
                                 Chairman and Chief Executive Officer,
                                 Donaldson, Lufkin & Jenrette, Inc.

 *    Joe L. Roby                President and Chief Operating Officer;
                                 President and Chief Operating Officer,
                                 Donaldson, Lufkin & Jenrette, Inc.

 *    Carl B. Menges             Vice Chairman of the Board; Vice Chairman
                                 of the Board, Donaldson, Lufkin & Jenrette,
                                 Inc.

 *    Hamilton E. James          Managing Director; Managing Director,
                                 Donaldson, Lufkin & Jenrette, Inc.

 *    Richard S. Pecther         Managing Director; Managing Director,
                                 Donaldson, Lufkin & Jenrette, Inc.

 *    Theodore P. Shen           Managing Director; Managing Director,
                                 Donaldson, Lufkin & Jenrette, Inc.

 *    Anthony F. Daddino         Executive Vice President and Chief Financial
                                 Officer; Executive Vice President and Chief
                                 Financial Officer, Donaldson, Lufkin &
                                 Jenrette, Inc.

----------------------------------
 *      Director
 (1)    Citizen of the Republic of France
 (2)    Citizen of Canada
 (3)    Citizen of Switzerland


                                                                Schedule I

                       Executive Officers and Directors
                                      of
                      Donaldson, Lufkin & Jenrette, Inc.

            The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.


      Name, Business Address                             Present Principal Occupation
      -----------------------                            -------------------------------------------------

 *    John S. Chalsty                                    Chairman and Chief Executive Officer.

 *    Joe L. Roby                                        President and Chief Operating Officer

 *    Claude Bebear (1)                                  Chairman and Chief Executive Officer, AXA-UAP
      AXA-UAP
      23, avenue Matignon
      75008 Paris, France

 *    Henri de Castries (1)                              Executive Vice President Financial Services and
      AXA-UAP                                            Life Insurance Activities U.S. & U.K., AXA-UAP
      23, avenue Matignon
      75008 Paris, France

 *    Denis Duverne (1)                                  Senior Vice President - International Life,
      AXA-UAP                                            AXA-UAP
      23, avenue Matignon
      75008 Paris, France

 *    Louis Harris                                       Chairman and Chief Executive Officer, LH
      LH Research                                        Research (research)
      152 East 38th Street
      New York, New York 10016-2605

 *    Henri G. Hottingeur (2)                            Chairman and Chief Executive Officer, Banque
      Banque Hottingeur                                  Hottingeur (banking)
      38, rue de Provence
      75009 Paris, France

 *    W. Edwin Jarmain (3)                               President, Jarmain Group Inc. (private
      Jarmain Group Inc.                                 investment holding company)
      Suite 2525, Box 36
      121 King Street, West
      Toronto, Ontario
      M5H 3T9 Canada

 *    Francis Jungers                                    Retired
      19880 NW Nestucca Drive
      Portland, Oregon  97229

 *    Joseph J. Melone                                   Chairman of the Board, The Equitable Life
      The Equitable Companies Incorporated               Assurance Society of the United States
      1290 Avenue of the Americas
      New York, New York  10019

 *    W. J. Sanders, III                                 Chairman and Chief Executive Officer,
      Advanced Micro Devices, Inc.                       Advanced Micro Devices
      901 Thompson Place
      Sunnyvale, CA  94086

 *    Stanley B. Tulin                                   Senior Executive Vice President and Chief
                                                         Financial Officer; Executive Vice President and
                                                         Chief Financial Officer, The Equitable
                                                         Companies Incorporated

 *    John C. West                                       Retired
      Bothea, Jordan & Griffin
      23B Shelter Cove
      Hilton Head Island, SC  29928

 *    Carl B. Menges                                     Vice Chairman of the Board

 *    Hamilton E. James                                  Managing Director

 *    Richard S. Pecther                                 Managing Director

 *    Theodore P. Shen                                   Managing Director

 *    Anthony F. Daddino                                 Executive Vice President and Chief Financial
                                                         Officer

----------------------------------
 *    Director
 (1)  Citizen of the Republic of France
 (2)  Citizen of Canada
 (3)  Citizen of Switzerland



                                                                    Schedule J
                       Executive Officers and Directors
                                      of
                     The Equitable Companies Incorporated

            The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.

 Name, Business Address                           Present Principal Occupation
 -----------------------                          -----------------------------------------------

 *    Claude Bebear (1)                           Chairman of the Board; Chairman of the
      AXA-UAP                                     Executive Board, AXA-UAP
      23, avenue Matignon
      75008 Paris, France

 *    John S. Chalsty                             Chairman and Chief Executive Officer,
      Donaldson, Lufkin & Jenrette, Inc.          Donaldson, Lufkin & Jenrette, Inc.
      277 Park Avenue
      New York, NY  10172

 *    Francoise Colloc'h (1)                      Senior Executive Vice President, Group
      AXA-UAP                                     Human Resources and Communications,
      23, avenue Matignon                         AXA-UAP
      75008 Paris, France

 *    Henri de Castries (1)                       Vice Chairman of the Board; Senior
      AXA-UAP                                     Executive Vice President, Financial Services
      23, avenue Matignon                         and Life Insurance Activities, AXA-UAP
      75008 Paris, France

 *    Joseph L. Dionne                            Chairman and Chief Executive Officer, The
      The McGraw-Hill Companies                   McGraw-Hill Companies (publishing)
      1221 Avenue of the Americas
      New York, NY  10020

 *    William T. Esrey                            Chairman of the Board and Chief Executive
      Sprint Corporation                          Officer, Sprint Corporation
      P.O. Box 11315                              (telecommunications)
      Kansas City, MO  64112

 *    Jean-Rene Fourtou (1)                       Chairman and Chief Executive Officer,
      Rhone-Poulenc S.A.                          Rhone-Poulenc S.A. (manufacturer of
      25 quai Paul Doumer                         chemicals and agricultural products)
      92408 Courbevoie Cedex
      France

 *    Jacques Friedmann                           Chairman of the Supervisory Board,
      AXA-UAP                                     AXA-UAP
      9, Place Vendome
      75001 Paris
      France

      Robert E. Garber                            Executive Vice President and General
                                                  Counsel; Executive Vice President and
                                                  General Counsel, The Equitable Life
                                                  Assurance Society of the United States

 *    Donald J. Greene, Esq.                      Counselor-at-Law, Partner, LeBoeuf, Lamb,
      LeBoeuf, Lamb, Greene & MacRae, L.L.P.      Greene & MacRae, L.L.P. (law firm)
      125 West 55th Street
      New York, NY 10019

 *    Anthony J. Hamilton (2)                     Group Chairman and Chief Executive Officer,
      35 Wilson Street                            Fox-Pitt, Kelton Group Limited (finance)
      London, England  EC2M 2SJ


 *    John T. Hartley                             Retired Chairman and Chief Executive
      Harris Corporation                          Officer, currently Director, Harris
      1025 Nasa Boulevard                         Corporation (manufacturer of electronic,
      Melbourne, FL  32919                        telephone and copying systems)

 *    John H. F. Haskell, Jr.                     Director and Managing Director, Dillon, Read
      Dillon, Read & Co., Inc.                    & Co., Inc. (investment banking firm)
      535 Madison Avenue
      New York, NY  10022

 *    Mary R. (Nina) Henderson                    President, CPC Specialty Markets Group of
      CPC Specialty Markets Group                 CPC International, Inc. (food manufacturer)
      700 Sylvan Avenue
      Englewood, NJ  07632

 *    W. Edwin Jarmain (3)                        President, Jarmain Group Inc. (private
      Jarmain Group Inc.                          investment holding company)
      Suite 2525
      121 King Street West
      Toronto, Ontario M5H 3T9
      Canada

 *    Winthrop Knowlton                           Chairman, Knowlton Brothers, Inc. (private
      Knowlton Brothers, Inc.                     investment firm); President and Chief
      530 Fifth Avenue                            Executive Officer, Knowlton Associates Inc.
      New York, NY  10036                         (consulting firm)

      William T. McCaffrey                        Executive Vice President and Chief
                                                  Administrative Officer; Senior Executive Vice
                                                  President and Chief Operating Officer, The
                                                  Equitable Life Assurance Society of the
                                                  United States

 *    Joseph J. Melone                            Chairman of the Board, The Equitable Life
                                                  Assurance Society of the United States

 *    Edward D. Miller                            President and Chief Executive Officer;
                                                  President and Chief Executive Officer, The
                                                  Equitable Life Assurance Society of the
                                                  United States

      Peter D. Noris                              Executive Vice President and Chief
                                                  Investment Officer; Executive Vice President
                                                  and Chief Investment Officer, The Equitable
                                                  Life Assurance Society of the United States

 *    Didier Pineau-Valencienne(1)                Chairman and Chief Executive Officer,
      64-70, avenue Jean Baptiste Clement         Schneider S.A. (electric equipment)
      92646 Boulogne Cedex, France

 *    George J. Sella, Jr.                        Retired Chairman, President and Chief
      American Cyanamid Company                   Executive Officer, American Cyanamid
      P.O. Box 397                                Company (manufacturer of pharmaceutical
      Newton, NJ  07860                           products and agricultural products)

      Jose Suquet                                 Executive Vice President; Executive Vice
                                                  President and Chief Agency Officer; The
                                                  Equitable Life Assurance Society of the
                                                  United States

      Stanley B. Tulin                            Executive Vice President and Chief Financial
                                                  Officer; Senior Executive Vice President and
                                                  Chief Financial Officer, The Equitable Life
                                                  Assurance Society of the United States

 *    Dave H. Williams                            Chairman and Chief Executive Officer,
      Alliance Capital                            Alliance Capital Management Corp.
      Management Corporation                      (investment adviser)
      1345 Avenue of the Americas
      New York, NY  10105

----------------------------------
 *    Director
 (1)    Citizen of the Republic of France
 (2)    Citizen of United Kingdom
 (3)    Citizen of Canada


                                                                     Schedule K
             Members of Executive Committee and Supervisory Board
                                      of
                                    AXA-UAP

            The names and titles (for the Executive Committee members) of the Members of the Executive Committee and Supervisory Board of AXA-UAP and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA-UAP and each individual is a citizen of the Republic of France.

                        Members of the Executive Committee

     Name, Business Address    Present Principal Occupation
    -----------------------    ---------------------------------------------

    Claude Bebear              Chairman of the Executive Board

    Donald Brydon (1)          Senior Executive Vice President, AXA Asset
                               Management Europe

    Henri de Castries          Senior Executive Vice President, Financial
                               Services and Insurance Activities (U.S. and
                               U.K.)

    John Chalsty (2)           Senior Executive Vice President; Chairman
                               and Chief Executive Officer, Donaldson,
                               Lufkin & Jenrette, Inc. (investment banking)

    Francoise Colloc'h         Senior Executive Vice President, Group
                               Human Resources and Communications

    Jean-Pierre Gerard (3)     Senior Executive Vice President; Chief
                               Executive Officer, Royale Belge (insurance)

    Michael Hart (1)           Senior Executive Vice President; Chief
                               Executive Officer, Sun Life & Provincial
                               Holdings PLC (insurance)

    Denis Kessler              Senior Executive Vice President, Insurance
                               Activities outside France, U.K. and the U.S.

    Claas Kleyboldt (4)        Senior Executive Vice President; Chairman of
                               the Executive Board of Colonia Konzern AG
                               (insurance)

    Gerard de La Martiniere    Senior Executive Vice President, Chief
                               Financial Officer

    Joseph J. Melone (2)       Senior Executive Vice President; Chairman of
                               the Board, The Equitable Life Assurance
                               Society of the United States

    Edward D. Miller (2)       President and Chief Executive Officer, The
                               Equitable Companies Incorporated and The
                               Equitable Life Assurance Society of the United
                               States

    Jean-Louis Meunier         Senior Executive Vice President, Chief
                               Underwriting Officer

    Michel Pinault             Senior Executive Vice President, Group
                               Administration

    Claude Tendil              Senior Executive Vice President, Chairman
                               and Chief Executive Officer - French
                               Insurance Activities, international risks,
                               transnational insurance projects and
                               information systems policy

    Geoff Tomlinson (5)        Senior Executive Vice President; Managing
                               Director, National Mutual Holdings
                               (insurance)

    Dave H. Williams (2)       Senior Executive Vice President; Chairman
                               and Chief Executive Officer, Alliance Capital
                               Management Corporation (investment adviser)



Members of the Supervisory Board

                 Name, Business Address                      Present Principal Occupation
                 ----------------------------------------    -----------------------------------------------

                 Jacques Friedmann                           Chairman of the Supervisory Board
                 9 Place Vendome
                 75008 Paris, France

                 Jean-Louis Beffa                            Chairman and Chief Executive Officer,
                 "Les Miroirs"                               Compagnie de St. Gobain (industry)
                 Cedex 27
                 92096 Paris La Defense, France

                 Antoine Bernheim                            General Partner, Lazard Freres et Cie
                 121, Boulevard Haussman                     (investment banking); Chairman,
                 75008 Paris, France                         Assicurazioni Generali S.p.A. (insurance)

                 Jacques Calvet                              Chairman of the Executive Board, Peugeot
                 75, avenue de la Grande Armee               S.A. (auto manufacturer)
                 75116 Paris, France

                 Henri de Clermont-Tonnerre                  Chairman of the Supervisory Board, Qualis
                 90, rue de Miromesnil                       SCA (transportation)
                 75008 Paris, France

                 David Dautresme                             General Partner, Lazard Freres et Cie
                 121, Boulevard Haussman                     (investment banking)
                 75008 Paris, France

                 Guy Dejouany                                Honorary Chairman, Compagnie General des
                 52, rue d'Anjou                             Eaux (industry and services)
                 75008 Paris, France

                 Paul Desmarais (7)                          Chairman and Chief Executive Officer, Power
                 751, Square Victoria                        Corporation of Canada (industry and services)
                 Montreal Quebec
                 H3Y 3J7 Canada

                 Jean-Rene Fourtou                           Chairman and Chief Executive Officer,
                 25, quai Paul Doumer                        Rhone-Poulenc S.A. (industry)
                 92408 Courbevoie Cedex
                 France

                 Michel Francois-Poncet                      Chairman of the Supervisory Board,
                 3, rue d'Autin                              Compagnie Financiere de Paribas (financial
                 75002 Paris, France                         services and banking)

                 Patrice Garnier                             Retired
                 Latreaumont
                 76360 Baretin, France

                 Anthony J. Hamilton (1)                     General Partner, Fox-Pitt, Kelton Group
                 35 Wilson Street                            Limited (finance)
                 London, England  EC2M 2SJ

                 Henri Hottinguer (6)                        Chairman and Chief Executive Officer,
                 38, rue de Provence                         Banque Hottinguer (banking)
                 75009 Paris, France

                 Richard H. Jenrette (2)                     Senior Advisor, Donaldson, Lufkin &
                 c/o Donaldson, Lufkin & Jenrette, Inc.      Jenrette, Inc. (investment banking)
                 277 Park Avenue
                 New York, New York  10172

                 Henri Lachmann                              Chairman and Chief Executive Officer,
                 56, rue Jean Giraudoux                      Strafor Facom (office furniture)
                 67000 Strasbourg, France

                 Gerard Mestrallet                           Chairman and Chief Executive Officer,
                 1, rue d'Astorg                             Compagnie de Suez (finance)
                 75008 Paris, France

                 Friedel Neuber                              Chairman of the Executive Board,
                 Girozentrade Herzogstrasse 15               WestDeutsche Landesbank (banking)
                 D40127 Dusseldorf, Germany

                 Alfred von Oppenheim (4)                    Chairman, Bank Oppenheim (banking)
                 Konsortium Oppenheim
                 Unter Sachsenrausen 4
                 50667 Koln, Germany

                 Michel Pebereau                             Chairman and Chief Executive Officer,
                 16, Boulevard des Italiens                  Banque Nationale de Paris (banking)
                 75009 Paris, France

                 Didier Pineau-Valencienne                   Chairman and Chief Executive Officer,
                 64-70, avenue Jean Baptiste Clement         Schneider S.A. (electric equipment)
                 92646 Boulogne Cedex, France

                 Bruno Roger                                 General Partner, Lazard Freres & Cie
                 21, Boulevard Hausmann                      (investment banking)
                 75008 Paris, France

                 Simone Rozes                                First Honorary President, Cour de Cassation
                 2, rue Villaret de Joyeuse                  (government)
                 75017 Paris, France

----------------------------------
         (1)    Citizen of the United Kingdom
         (2)    Citizen of the United States of America
         (3)    Citizen of Belgium
         (4)    Citizen of Germany
         (5)    Citizen of Australia
         (6)    Citizen of Switzerland
         (7)    Citizen of Canada



                                                                   Schedule L
                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                                    FINAXA

            The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.

 Name, Business Address                     Present Principal Occupation
 ----------------------------------         ----------------------------------------------

 *    Claude Bebear                         Chairman and Chief Executive Officer;
                                            Chairman of the Executive Board, AXA-UAP

 *    Henri de Castries                     Senior Executive Vice President, Financial
                                            Services and Life Insurance Activities (U.S.
                                            & U. K), AXA-UAP

 *    Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis
      90, rue de Miromesnil                 SCA (transportation)
      75008 Paris, France

 *    Jean-Rene Fourtou                     Chairman and Chief Executive Officer,
      25, quai Paul Doumer                  Rhone-Poulenc S.A. (industry)
      92408 Courbevoie Cedex
      France

 *    Patrice Garnier                       Retired
      Latreaumont
      76360 Baretin, France

 *    Henri Hottinguer (1)                  Chairman and Chief Executive Officer,
      38, rue de Provence                   Banque Hottinguer (banking)
      75009 Paris, France

 *    Paul Hottinguer (1)                   Assistant Chairman and Chief Executive
      38, rue de Provence                   Officer, Banque Hottinguer (banking)
      75009 Paris, France

 *    Henri Lachmann                        Chairman and Chief Executive Officer,
      56, rue Jean Giraudoux                Strafor Facom (office furniture)
      67000 Strasbourg, France

 *    Andre Levy-Lang                       Chief Executive Officer, Paribas
      3, rue d'Antin                        (banking)
      75002 Paris, France

      Gerard de la Martiniere               Chief Executive Officer; Senior Executive
                                            Vice President, Chief Financial Officer,
                                            AXA-UAP

 *    Georges Rousseau                      Retired
      2, rue des Mouettes
      76130 Mont Saint Aignan, France

----------------------------------
  *     Member, Conseil d'Administration
 (1)    Citizen of Switzerland



                                                                  Schedule M
                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                       AXA ASSURANCES I.A.R.D. MUTUELLE

            The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

Name, Business Address                       Present Principal Occupation
------------------------------------         -----------------------------------------------

*    Claude Bebear                           Chairman; Chairman of the Executive Board,
     23, avenue Matignon                     AXA-UAP
     75008 Paris, France

     Jean-Luc Bertozzi                       Executive Officer

*    Jean-Pierre Chaffin                     Manager, Federation de la Metallurgie
     5, rue la Bruyere                       (industry)
     75009 Paris, France

*    Gerard Coutelle                         Retired

*    Henri de Castries                       Senior Executive Vice President, Financial
     23, avenue Matignon                     Services and Life Insurance Activities (U.S.
     75008 Paris, France                     & U.K.), AXA-UAP

*    Jean-Rene Fourtou                       Chairman and Chief Executive Officer,
     25, quai Paul Doumer                    Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Patrice Garnier                         Retired
     Latreaumont
     76360 Baretin, France

*    Henri Lachmann                          Chairman and Chief Executive Officer,
     56, rue Jean Giraudoux                  Strafor Facom (office furniture)
     67000 Strasbourg, France

*    Francois Richer                         Retired

*    Georges Rousseau                        Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

*    Claude Tendil                           Chief Executive Officer; Senior Executive
                                             Vice President, French Insurance Activities,
                                             AXA-UAP

*    Nicolas Thiery                          Chairman and Chief Executive Officer,
     6 Cite de la Chapelle                   Etablissements Jaillard (management
     75018 Paris, France                     consulting)

*    Francis Vaudour                         Chief Executive Officer, Segafredo Zanetti
     14, boulevard Industriel                France S.A. (coffee importing and processing)
     76301 Sotteville les Rouen, France

----------------------------------
*    Member, Conseil d'Administration



                                                                 Schedule N
                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                          AXA ASSURANCES VIE MUTUELLE

            The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

Name, Business Address                       Present Principal Occupation
------------------------------------         -----------------------------------------------

*    Claude Bebear                           Chairman; Chairman of the Executive Board,
     23, avenue Matignon                     AXA-UAP
     75008 Paris, France

     Jean-Luc Bertozzi                       Executive Officer

*    Jean-Pierre Chaffin                     Manager, Federation de la Metallurgie
     5, rue la Bruyere                       (industry)
     75009 Paris, France

*    Henri de Castries                       Senior Executive Vice President, Financial
     23, avenue Matignon                     Services and Life Insurance Activities (U.S.
     75008 Paris, France                     & U.K.), AXA-UAP

*    Henri de Clermont-Tonnerre              Chairman of the Supervisory Board, Qualis
     90, rue de Miromesnil                   SCA (transportation)
     75008 Paris, France

*    Gerard Coutelle                         Retired

*    Jean-Rene Fourtou                       Chairman and Chief Executive Officer,
     25, quai Paul Doumer                    Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Henri Lachmann                          Vice Chairman; Chairman and Chief
     56, rue Jean Giraudoux                  Executive Officer, Strafor Facom (office
     67000 Strasbourg, France                furniture)

*    Francois Richer                         Retired

*    Georges Rousseau                        Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

*    Claude Tendil                           Chief Executive Officer; Senior Executive
                                             Vice President, French Insurance Activities,
                                             AXA-UAP

*    Nicolas Thiery                          Chairman and Chief Executive Officer,
     6 Cite de la Chapelle                   Etablissements Jaillard (management
     75018 Paris, France                     consulting)

*    Francis Vaudour                         Chief Executive Officer, Segafredo Zanetti
     14, boulevard Industriel                France S.A. (coffee importing and processing)
     76301 Sotteville les Rouen, France

----------------------------------
*    Member, Conseil d'Administration



                                                                  Schedule O
                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                        AXA COURTAGE ASSURANCE MUTUELLE

            The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

 Name, Business Address                          Present Principal Occupation
 ----------------------------------------        ----------------------------------------------

 *    Claude Bebear                               Chairman; Chairman of the Executive Board,
      23, avenue Matignon                         AXA-UAP
      75008 Paris, France

 *    Francis Cordier                             Chairman and Chief Executive Officer, Group
      rue Nicephore Niepce BP 232 76304           Demay Lesieur (food industry)
      Sotteville Les Rouen, France

 *    Gerard Coutelle                             Retired

 *    Henri de Castries                           Senior Executive Vice President, Financial
      23, avenue Matignon                         Services and Life Insurance Activities (U.S.
      75008 Paris, France                         & U.K.), AXA-UAP

 *    Jean-Rene Fourtou                           Chairman and Chief Executive Officer,
      25, quai Paul Doumer                        Rhone-Poulenc S.A. (industry)
      92408 Courbevoie Cedex
      France

 *    Patrice Garnier                             Retired
      Latreaumont
      76360 Baretin, France

 *    Henri Lachmann                              Vice Chairman; Chairman and Chief
      56, rue Jean Giraudoux                      Executive Officer, Strafor Facom (office
      67000 Strasbourg, France                    furniture)

 *    Francis Magnan                              Chairman and Chief Executive Officer,
      50, boulevard des Dames                     Compagnie Daher (air and sea transportation)
      13002 Marseille, France

 *    Jean de Ribes                               Chairman and Chief Executive Officer,
      13, rue Notre Dame des Victoires 75008      Banque Rivaud (banking)
      Paris, France

 *    Georges Rousseau                            Retired
      2, rue des Mouettes
      76130 Mont Saint Aignan, France

 *    Jean-Paul Saillard                          Manager, AXA-UAP
      23, avenue Matignon
      75008 Paris, France

 *    Claude Tendil                               Chief Executive Officer; Senior Executive
      21, rue de Chateaudun                       Vice President, French Insurance Activities,
      75009 Paris, France                         AXA-UAP

----------------------------------
 *    Member, Conseil d'Administration



                                                                   Schedule P
                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                         ALPHA ASSURANCES VIE MUTUELLE


            The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

 Name, Business Address                     Present Principal Occupation
 ----------------------------------         -----------------------------------------------

 *    Claude Bebear                         Chairman; Chairman of the Executive Board,
      23, avenue Matignon                   AXA-UAP
      75008 Paris, France

 *    Henri Brischoux                       Corporate Secretary; G.I.E. AXA France
      21, rue de Chateaudun
      75009 Paris, France

 *    Bernard Cornille                      Audit Manager, AXA Assurances
      21, rue de Chateaudun
      75009 Paris, France

 *    Henri de Castries                     Senior Executive Vice President, Financial
      23, avenue Matignon                   Services and Life Insurance Activities (U.S.
      75008 Paris, France                   & U.K.), AXA-UAP

 *    Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis
      90, rue de Miromesnil                 SCA (transportation)
      75008 Paris, France

 *    Claude Fath                           Executive Officer

 *    Jean-Rene Fourtou                     Chairman and Chief Executive Officer,
      25, quai Paul Doumer                  Rhone-Poulenc S.A. (industry)
      92408 Courbevoie Cedex
      France

 *    Patrice Garnier                       Retired
      Latreaumont
      76360 Baretin, France

 *    Henri Lachmann                        Vice Chairman; Chairman and Chief
      56, rue Jean Giraudoux                Executive Officer, Strafor Facom (office
      67000 Strasbourg, France              furniture)

 *    Georges Rousseau                      Retired
      2, rue des Mouettes
      76130 Mont Saint Aignan, France

 *    Claude Tendil                         Chief Executive Officer; Senior Executive
      21, rue de Chateaudun                 Vice President, French Insurance Activities,
      75009 Paris, France                   AXA-UAP

 *    Francis Vaudour                       Chief Executive Officer, Segafredo Zanetti
      14, boulevard Industriel              France S.A. (coffee importing and processing)
      76301 Sotteville les Rouen,
      France

----------------------------------
 *    Member, Conseil d'Administration